EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made by and between Marlin Business Services Corp. (the “Company”) and Lynne C. Wilson (the “Employee”). The Company and the Employee are each referred to individually herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Employee is employed as an at-will employee by the Company as its Chief Financial Officer and Senior Vice President;

WHEREAS, the Employee has agreed that she will voluntarily resign her employment, and that the Company intends to accept said resignation; and

WHEREAS, the Company and the Employee have reached a full and final agreement between and among them relating to the Employee’s employment with the Company and separation of employment from the Company.

NOW THEREFORE, in exchange for their mutual promises herein set forth, each intending to be legally bound hereby, and in consideration of the following mutual promises and covenants, the Parties hereby agree as follows:

1.  Transition Period and Resignation Date.

(a)  Notwithstanding any other provision of this Agreement, unless otherwise agreed to in writing by the Parties, Employee shall resign her employment with Company (as well as from all director, officer or other positions she holds on behalf of the Company and its affiliates) effective May 31, 2015, on which date her employment with the Company shall terminate (the “Separation Date”). On or about the Separation Date, the Employee agrees to sign the documents attached hereto as Exhibit “A” to facilitate this resignation.

(b)  The time between the date Employee executes this Agreement and the Separation Date shall be known as the “Transition Period.”  The Employee’s duties during the Transition Period shall be as directed by the Chief Executive Officer of the Company and shall be consistent with the reasonable duties previously performed in Employee’s capacity as Chief Financial Officer and Senior Vice President. For example, the Chief Executive Officer may require the employee to perform work necessary to complete projects relating to her duties as the Chief Financial Officer of the Company. Additionally, the Chief Executive Officer may require the Employee to assist in other reasonable transition matters.  The Employee is expected to perform her duties efficiently and faithfully.  The Company may, at its discretion, end the Transition Period before the Separation Date, if the Employee knowingly and willfully fails to perform duties in accordance with this Agreement or if the Employee otherwise knowingly and willfully acts in a manner that materially harms the Company or any of its affiliates (for “Cause”).  If the Company terminates the Employee’s employment prior to the Separation Date for Cause, the Employee shall not be entitled to payments or benefits under this Agreement for periods after the end of the date of such termination for Cause (the “Termination Date”), which includes, for the avoidance of doubt, the separation benefits set forth in Section 2 of this Agreement.

(c)  The Company shall continue to employ Employee through the Separation Date or the Termination Date (as applicable), and, through the Separation Date or the Termination Date (as applicable), the Company will pay the Employee no less than her normal base salary, less applicable deductions for state, federal, and local taxes and any other payroll deductions that are on record for her, on the same schedule as payroll for similarly-situated active employees.  Through the Separation Date or the Termination Date (as applicable), the Employee will continue to earn additional vacation/sick/paid time off days and the Employee will continue to be eligible to participate in all other employee benefits available to active employees. Through April 30, 2015, the Parties agree that the Employee has nine accrued and unused vacation/sick/paid time off days.

(d)  The Employee will be paid her full bi-weekly salary through the Separation Date or the Termination Date (as applicable) on the same schedule as payroll for similarly-situated active employees.  Additionally, regardless of whether the Employee signs this Agreement, the Company will pay the Employee for (i) all accrued but unused vacation/sick/personal time off through the Separation Date or the Termination Date (as applicable); (ii) any reimbursements for business expenses incurred prior to the Separation Date or the Termination Date (as applicable), subject to the Company’s reimbursement policy; and (iii) any other vested benefits to which she is entitled under the Company’s employee benefit plans.  All such payments and benefits shall be made or provided in accordance with applicable law and, if applicable, the terms of the employee benefit plans.

(e)  The Employee represents that, as of the date the Employee executes this Agreement, she has been paid in full for all time actually worked and all amounts owed under normal Company policies.

2.  Separation Benefits.  Unless the Company terminates the Employee for Cause prior to the Separation Date, then, in consideration of the Employee’s promises hereunder and subject to the terms and conditions of this Agreement:

(a)  The Company will pay the Employee cash “Severance Pay” equal to $275,049.00, payment of which shall commence as of the Payment Start Date (as defined below) and shall be paid in accordance with the normal payroll practices of the Company over a period of 12 months following the Payment Start Date.

(b)  For the period commencing on the Separation Date, and ending on the date on which COBRA continuation coverage otherwise ends by its terms, the Employee shall be entitled to COBRA coverage at the rate that applies for corresponding coverage for employees whose employment has not terminated.  The Employee must elect COBRA continuation coverage in accordance with applicable law and the terms of the applicable Company plans. The parties intend that the coverage afforded to the Employee under COBRA be the same as the Company would otherwise afford a separating eligible Company employee for whom the Company previously provided health insurance for the employee, the employee’s spouse, and children (i.e., family coverage).

(c)  As of the Payment Start Date, the Employee shall be vested in 10,043 shares of outstanding restricted stock held by the Employee as of the Separation Date which would not otherwise be vested as of the Separation Date.  The Employee will forfeit any outstanding shares of restricted stock held by the Employee as of the Separation Date other than the shares described in the preceding sentence.

The “Payment Start Date” is the date that is five days after the Separation Date.  No payments or benefits shall be provided to the Employee pursuant to this Section 2 unless, as of the Payment Start Date, this Agreement has been executed and the revocation period has expired and the Employee has not revoked the Release.

3.  Consideration.  The Employee understands and agrees that the separation benefits specified above in Section 2 are greater than the separation benefits that would otherwise be available to her, and that she would not be entitled to receive this level of separation benefits, except for her execution of this Agreement on or before April 22, 2015, non-revocation, re-affirmation (if applicable) and fulfillment of the promises contained herein.

4.  Release of Claims.  The Employee knowingly and voluntarily releases and forever discharge the Company, and its past, present and future affiliates, partners, representatives, successors, assigns, directors, officers, executives, agents, trustees, administrators and fiduciaries under any Company benefit program (collectively “Releasees”) from any and all known (or, through reasonable diligence, should have known) claims, obligations and causes of actions, which the Employee, her family, heirs, executors, administrators, successors and assigns have or may have as of the date of execution of this Agreement in connection with her employment with and separation of employment from the Company, including, but not limited to, any claims related to pay, commission, hours, bonuses, pension, disability, physical or mental affliction, benefits (including vacation/sick/paid time off days and payment for unused vacation/sick/paid time off days), terms and conditions of employment and claims of discrimination on account of age, race, color, sex, sexual harassment, sexual orientation, marital status, disability, national origin, citizenship, religion or retaliation, including any alleged violation of (a)the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) the Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) the Immigration Reform Control Act, as amended; (g) the Americans with Disabilities Act of 1990, as amended; (h) the National Labor Relations Act, as amended; (i) the Fair Labor Standards Act, as amended; (j) the Occupational Safety and Health Act, as amended; (k) the Family and Medical Leave Act of 1993; (l) the Sarbanes-Oxley Act; (m) the federal Worker Adjustment and Retraining Notification Act and any similar state laws, (n) the Lilly Ledbetter Fair Pay Act; (o) the New Jersey Law Against Discrimination; (p) the New Jersey Wage and Hour Law, (q) any state or local antidiscrimination law; (r) any state or local wage and hour law; (s) any other local, state or federal law, regulation or ordinance; (t) any whistleblower law; (u) any public policy, contract, tort, or common law; or (v) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  The Employee specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted.  The Employee does not, however, release any claim which a statute provides may not be released under any circumstances. The Employee expressly reserves the right to file for unemployment compensation, which the Company agrees not to contest, unless Employee is terminated for Cause during the Transition Period.

  The Employee represents that she has not submitted any claim or lawsuit against the Releasees unless such submission has been disclosed to the Company (and the Company states that no such disclosure has been received).  The Employee agrees not to sue the Releasees in any court proceeding for any released claims.

The Employee acknowledges that this Agreement does not limit either Party’s right, where applicable, to file or participate in any charge of discrimination or other investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, the Employee agrees that if such an administrative claim is made against any Releasee(s), she shall not be entitled to recover any individual monetary relief or other individual remedies beyond what is provided in this Agreement.

5.  Knowing and Voluntary.  The Employee agrees that this Agreement is being given knowingly and voluntarily and acknowledges that:

(a)  This Agreement is written in a manner understood by her.

(b)  This Agreement refers to rights under the Age Discrimination in Employment Act, as amended.

(c)  This Agreement does not release any claims regarding matters that have occurred after the date she signs this Agreement and Release.

(d)  She has been advised to consult with an attorney prior to signing this Agreement.

(e)  She has received valuable consideration for this Agreement other than amounts she is already entitled to receive.

(f)  The Employee has received this Agreement on April 1, 2015 and acknowledges that the Company has provided her with at least twenty-one (21) days to consider whether to sign it.  The Employee agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period.  If the Employee chooses to sign this Agreement before twenty-one (21) days has passed, she certifies that she does so voluntarily and without coercion.  If the Employee signs this Agreement before the Separation Date, she agrees to re-sign this Agreement on or after the Separation Date, thereby reaffirming her commitment to the terms and conditions of this Agreement through the Separation Date.

(g)  The Employee has seven (7) days following the date she signs this Agreement during which to revoke it, by notifying in writing Edward R. Dietz, Senior Vice President and General Counsel, 300 Fellowship Road, Mount Laurel, NJ 08054.  This Agreement will not be effective until the eighth (8th) day following the Company’s receipt of this Agreement signed by the Employee. No Separation Benefits described in Section 2 above shall be due, owing or paid by the Company unless and until this Agreement becomes effective (“Effective Date”). The Employee shall forfeit all Separation Benefits described in Section 2 above if she revokes this Agreement prior to the Effective Date.

6.  Confidentiality Obligations.  The Employee agrees that any and all information known to her to be proprietary and confidential information obtained by or disclosed to her at any time during her employment with the Company which is not generally known to the public, including, but not limited to, information concerning financing, marketing, methods of operation, policies, programs, procedures, and/or information regarding personnel, past or current litigation, clients, potential financing, or potential contract negotiations, shall not be knowingly disclosed, discussed, or revealed to any person or organization, without prior written approval of the Company or except as required by process of law. Proprietary and confidential information does not include either specific information that the Employee can demonstrate to have possessed prior to the disclosure by the Company, or information that is, or becomes generally known or available to the public through no fault, act or omission of the Employee.

7.  Mutual non-disparagement.  The Employee agrees not to make any defamatory or disparaging statement, writing, or communication pertaining to the character, reputation, business practices or conduct of the Company or the Releasees.  The Company agrees to notify the following people of their obligation not to make any defamatory or disparaging statement, writing, or communication pertaining to the character, reputation, business practices or conduct of the Employee: Daniel Dyer, Edward Siciliano, Edward Dietz and all members of the Company’s Human Resources department and Board of Directors.  For the avoidance of doubt, the foregoing restrictions include any such statement, writing or communication made on social media.

8.  Return of Company Property.  The Employee represents and warrants that she will return to the Company all of the Company’s property of which she is aware to be in her possession, custody or control, including all confidential or information as described above (in whatever form, including without limitation electronic format, computer disk or paper copies), computers, keys, badge, automobile, phone cards, blackberries, mobile phones, passwords, credit cards, accessories, papers, notebooks, price lists, customer lists, samples, books, manuals, employee handbooks, lists, correspondence, as well as any other matters or materials which may involve the Company’s business, and all of the tangible and intangible property belonging or relating to the Company, by the Separation Date, or, if applicable, within five (5) business days following the Termination Date.  The Employee further represents and warrants that she shall not thereafter retain any copies, electronic or otherwise, of such property.

9.  Cooperation.  The Employee shall reasonably and in good faith cooperate with and assist the Company in any dispute or investigation in which the Company is involved and in which the Employee may have been involved.  Such cooperation and assistance shall be provided at a time and manner that are mutually and reasonably agreeable to the Employee and the Company, and shall include, but is not limited to, providing information, documents, and testimony, submitting to depositions, and generally cooperating to assist the Company.  The Company shall pay or reimburse the Employee for any reasonable out-of-pocket expenses incurred by the Employee in connection with such cooperation, and for all attorney’s fees and costs the Employee incurs in connections with same.

10.  Restrictive Covenants.

(a)  Non-competition.

(i)  During the Employee’s employment with the Company, and during the period of twelve (12) months commencing on the Separation Date (“Restrictive Period”), the Employee shall not directly or indirectly (whether as owner, partner, consultant, employee or otherwise) knowingly engage in or contribute her knowledge to any business or venture that competes, directly or indirectly, with the Company’s Business (as defined below) within any geography or area in which the Company conducted Business as of the Separation Date.  “Business” shall mean the “small ticket” equipment leasing and small business working capital lending business.

(ii)  The Employee acknowledges that any violation of the provisions of this Section 10 may cause irreparable harm to the Company and that money damages may not be an adequate remedy for any such violation.  Therefore, the Company may seek injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, by a New Jersey court of competent jurisdiction.  The remedies provided in this Section 10 are cumulative and shall not exclude any other remedies to which the Company may be entitled under this Agreement or law, and the exercise of a remedy under this Section 10 shall not be deemed an election excluding any other remedy.

(b)  Non-solicitation of employees. The Employee further agrees that, during the Restrictive Period, she shall not directly or indirectly through another entity (i) knowingly induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way knowingly interfere with the relationship between the Company and any employee, including, without limitation, inducing or attempting to induce any employee or group of employees to interfere with the Business or operations of the Company, or (ii) knowingly hire any person who was an employee of the Company at any time within the 12-month period prior to the date the Employee employs or seeks to employ such person.

(c)  Non-solicitation of customers. The Employee further agrees that during the Restrictive Period, she shall not directly or indirectly through another entity, knowingly solicit a customer or client of the Company to perform Business services that the Company rendered as of the Separation Date (“Services”), or assist others to do the same, for any person or entity: (i) for which the Employee provided Services as an employee of the Company during the two years prior to the Employee’s Separation Date; or (ii) that was a client or customer of the Company that received Services from the Company during the two years prior to the Employee’s Separation Date . Additionally, the Employee further agrees that during the Restrictive Period, she shall not directly or indirectly through another entity, induce or attempt to induce any dealer, manufacturer, supplier, distributor, franchisee, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such dealer, manufacturer, supplier, distributor, franchisee, licensee or business relation and the Company.

(d)  If any court determines that the foregoing restrictions are too broad or otherwise unreasonable under law, including with respect to time or geographical scope, such court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under law.  The Employee acknowledges, however, that this Section 10 has been negotiated by the Parties and that the geographical scope and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business of the Company.

(e)  For the avoidance of doubt, if the Company terminates the Employee’s employment prior to the Separation Date for Cause, the Employee will not be bound by the restrictive covenants in this Section 10.

11.  No Admission.  It is understood that this Agreement does not constitute an admission of any violation of law, and in fact all such claims or charges are expressly denied.  The Parties further agree that this Agreement shall not be admissible in any proceeding as evidence of any improper action by any Party.

12.  Section 409A.  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations, guidance and other interpretive authority issued thereunder (“Section 409A”) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.  Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A:

(a)  and if the Employee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Employee’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Employee’s separation from service; and

(b)  the determination as to whether the Employee has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

Notwithstanding the foregoing, if the Payment Start Date can possibly span over two calendar years following the Separation Date in connection with an issue concerning execution of this Agreement, payment will begin in such second calendar year, regardless of when this Agreement is signed.

13.  General

(a)  In the event of a material breach of a term of this Agreement, the aggrieved Party may institute litigation to specifically enforce the terms of this Agreement to seek actual damages resulting from such breach. The Employee agrees that if she ever challenges the validity of this Agreement, she will return all money paid to her pursuant to Section 2 of this Agreement if required by a court to do so.

(b)  Upon a breach or violation of any of the release of claims or covenant not to sue provisions set forth in Section 4, confidentiality provision set forth in Section 6, non-disparagement provision set forth in Section 7 or non-competition and non-solicitation provisions set forth in Section 10 of this Agreement by the Employee, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach or violation, if ordered by a court to do so, the Employee shall forfeit her right to any and all payments to be provided pursuant to Section 2 of this Agreement, or in the event she has already been paid such payments, and a court so orders, she shall return such payments to the Company.  The Company may, subject to any applicable defenses of the Employee, all of which are reserved, seek an order from a court of competent jurisdiction to withhold any payments otherwise due under this Agreement pending final adjudication of any such claim of material breach or violation.

(c)  The Parties understand and agree that this Agreement will be construed in accordance with the laws of the State of New Jersey, except where preempted by federal law.

(d)  The Parties understand and agree that this Agreement sets forth the entire agreement between the Parties and supersedes any written or oral understanding, promise, or agreement directly or indirectly related to it, which is not referred to and incorporated here.

(c)        The Parties understand and agree that if any portion of this Agreement is found to be unenforceable, it will be severed (separated) from the rest of this Agreement and this will not affect the enforceability of the remaining provisions; provided, however, that if the provision of this Agreement applicable to Releasees is found to be unenforceable, the Agreement will be voidable at the option of the Company.

IN WITNESS WHEREOF, the Employee hereby knowingly and voluntarily executes this Agreement as of the date set forth below.

LYNNE C. WILSON

Signature

Date

Re-affirmation by Lynne C. Wilson (to be re-signed on or after the Separation Date)

Signature

Date

MARLIN BUSINESS SERVICES CORP.

Signature

Title

Date